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                                                                     Exhibit 8.3


                         Opinion of Deloitte & Touche
                      Special Tax Advisor for the Company


To the Board of Directors and Shareholders of ESG Re Limited

The discussion of tax matters set forth under the caption "Certain Tax Considerations-Taxation of the Company and its Subsidiaries - United Kingdom" in the Registration Statement of ESG Re Limited on Form F-1 (File No. 333-43041) and the amendments thereto ("the Registration Statement") constitutes our opinion with respect to the matters set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm under the heading "Certain Tax Considerations" in the Prospectus.

Deloitte & Touche

London, United Kingdom
December 12, 1997